[THE MORGAN GROUP, INC. LETTEREHEAD]

                            ANNOUNCES APPOINTMENT OF
                                EDWARD CHARLESTON
                   PRESIDENT & CEO OF MORGAN DRIVE AWAY, INC.

     Baltimore, Maryland - July 29, 1998 - The Morgan Group, Inc., (AMEX:MG) today named Edward Charleston as President and Chief Executive Officer of Morgan Drive Away, Inc. ("MDA") the principal operating subsidiary of The Morgan Group, Inc.

     Mr. Charleston, 51, joined MDA in 1993 as Senior Vice President of MDA's Manufactured Housing Group where he assisted with Morgan's initial public offering. He was promoted to President of the Manufactured Housing Group in June, 1995. Mr. Charleston succeeds Terence L. Russell who is leaving his Morgan post to head a privately owned start-up company.

     Charles C. Baum, Chairman and CEO of The Morgan Group stated, "Morgan is fortunate and pleased to be able to promote such a qualified candidate from within the Company's strong management team. Since joining Morgan, Ed has demonstrated significant expertise in the transportation service industry. Under his leadership our shipments of manufactured housing units have more than doubled in the past five years, our manufactured housing revenues have more than tripled to over $93 million, and we have seen our market share increase from approximately 20 percent when Ed joined the Company in 1993 to just over 27 percent last year."

     "The Morgan Group is committed to sustaining growth in revenue and earnings and our management team is now better positioned than ever to carry out our strategic objectives. Just this past November we added Dennis R. Duerksen to the senior management team as Chief Financial Officer, and have been very pleased with the talent he has brought to our Company. Dennis will continue to report to me as well as the audit committee of the Board and will work closely with Ed to carry out our profit initiatives," continued Mr. Baum.

     Prior to joining Morgan, Mr. Charleston has held several progressively senior positions in companies such as American President Companies, LTD.; Logistics Express, Inc.; and NorthAmerican Van Lines. Mr. Charleston, holds a Bachelor of Arts Degree from Michigan State University. He and his wife, Ruth, have three children.

     The Morgan Group, Inc. is the nation's leader in providing services to the manufactured housing industry and arranges as well for the movement of commercial vehicles, office trailers, and a variety of other vehicles and freight. The Company has a national network of approximately 1,590 independent owner-operators and 1,350 other drivers dispatched from 112 offices in 32 states. The Company also provides insurance and financial services through its wholly-owned subsidiaries, Interstate Indemnity and Morgan Finance, Inc.

                                   **********
                        Contact:        Charles C. Baum
                                        Chairman and CEO
                                        The Morgan Group, Inc.
                        Telephone:      (410) 566-9200
                        Fax:            (410) 947-0612

Release:  98.6